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                                                                   Exhibit 10.60

                   FIELD OPERATION AND MAINTENANCE AGREEMENT
                                     (BLM)

     This Field Operation and Maintenance Agreement ("Agreement") is entered into as of May 28, 1999 (the "Effective Date"), by and between COSO ENERGY DEVELOPERS, a California general partnership ("CED"), and COSO OPERATING COMPANY LLC, a Delaware limited liability company ("COC").

     WHEREAS, CED owns a three unit 90 megawatt output power facility and related geothermal resources (collectively the "Facilities," as further defined herein) located on lands of the Bureau of Land Management near China Lake, California designated as the BLM Project; and

     WHEREAS, CED and COC wish to provide for the terms and conditions of the operations and maintenance of the Facilities as more fully provided for herein.

     NOW, THEREFORE, the parties hereby agree as follows;

                                   ARTICLE 1

                                  DEFINITIONS

     The following capitalized words and phrases used in this Agreement shall have the meanings specified in this Article 1.

     1.1 "Additional Services" means services other than Required Services, which will be provided by COC at such times and at such costs as approved by CED.

     1.2 "Annual Operating Fee" means the Annual Operating Fee as provided for in Section 4.3 hereof.

     1.3 "BLM" means the Bureau of Land Management of the United States Department of Interior acting through the Chief of Leasable Minerals Section.

     1.4  "BLM Lease": The term "BLM Lease" means (i) that certain Offer to
Lease and Lease for Geothermal Resources between BLM and California Energy Company, a Delaware corporation ("CalEnergy"), dated April 29, 1985; (ii) that certain Assignment Affecting Record Title to Geothermal Resources Lease by CalEnergy to CLC and approved by BLM dated June 24, 1985; (iii) that certain Assignment of Record Title Interest in a Lease for Oil and Gas or Geothermal Resources from CLC to CGC dated as of April 15, 1988 and approved by BLM effective as of May 1, 1988; (iv) that certain Assignment of Record Title
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Interest in a Lease for Oil and Gas or Geothermal Resources from CGC to Borrower dated as of April 15, 1988 and approved by BLM effective as of May 1, 1988; (v) that certain Agreement of Transfer and Assignment of Agreements and Rights Relating to the BLM Project between CLC and CGC dated as of May 3, 1988; and
(vi) that certain Agreement of Transfer and Assignment of Agreements and Rights Relating to the BLM Project between CGC and CED dated as of May 3, 1988, in each case as the same may be modified or amended.

     1.5 "CCH" means Caithness Coso Holdings, LLC, a Delaware limited liability company.

     1.6 "CED Partnership Agreement" means that certain Amended and Restated Partnership Agreement of Coso Energy Development, dated as of the Effective Date.

     1.7 "CGC" means Coso Geothermal Company, a California general partnership organized as a joint venture.

     1.8 "CLC" means Coso Land Company, a California general partnership organized as a joint venture.

     1.9 "Commencement Date" means February 25, 1999, the date of the previous operations and maintenance agreement.

     1.10 "Direct Costs" means Direct Costs as defined in Section 4.2 hereof.

     1.11 "Resource Management Plan" means the annual written plan for the management and development of the Resource Area and performance of its other services hereunder prepared by COC in accordance with Section 2.1(a)(vi) hereof, as the same may be modified from time to time with the approval of CED.

     1.12 "Drilling Services" means Drilling Services as defined in Section 2.1(c) hereof.

     1.13 "Emergency" means an event occurring at the Resource Area which poses actual or imminent risk of serious personal injury, physical damage, violation of a material Governmental Requirement or loss of material contractual rights of CED requiring, in the good-faith determination of COC, immediate preventative or remedial action by COC and for which advance approval by CED otherwise required under this Agreement would be impossible or impractical and for which there was no reasonable advance notice to COC of the need for such action.

     1.14 "Facilities" means the geothermal power facilities (each a "Facility"), located on the lands of the BLM, consisting of three Units, interconnection to the Transmission Line,

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certain common control and support facilities, and any part of the surface of the real property, fixtures and buildings which are located within the Fencelines of any of the three Units.

     1.15 "Fenceline" means the perimeter described by the fence or fences which enclose any Unit or Facility.

     1.16 "FERC" means the Federal Energy Regulatory Commission.

     1.17 "Field Operations" means the well drilling and well workover work within the Resource Area, and related accounting activities, and management and engineering of the geothermal resource, but shall exclude the surface steam gathering system and steam, noncondensable gas and brine disposal systems connected to the Facilities and well operation and maintenance.

     1.18 "Field Operator" means COC.

     1.19 "FPLE" means FPL Energy Operating Services, Inc., or such other operator as may be selected by CED.

     1.20 "Geothermal Reserve" means not less than One Hundred Five Percent (105%) or such lesser percentage as CED may specify in writing of the geothermal resource available at the wellhead (stabilized and tested in accordance with generally recognized standards and procedures) sufficient to operate the Facilities continuously and economically at a capacity reflected from time to time in the projections included in the Independent Engineer's Report, dated May 20, 1999, attached as an Appendix to the Caithness Coso Funding Corp. Offering Memorandum, dated May 20, 1999, in compliance with all Governmental Requirements.

     1.21 "Governmental Authority" means the government of any federal, state, municipal or other political subdivision in which the Facilities are located, and any other government or political subdivision thereof exercising jurisdiction over the Resource Area, the Facilities, or CED, including all agencies and instrumentalities of such governments and political subdivisions (including, without limitation, the BLM).

     1.22 "Governmental Requirements" means all Laws, ordinances, statutes, codes, rules, regulations, orders and decrees of any Governmental Authority, including, without limitation, all authorizations, consents, approvals, registrations, exemptions, permits and licenses with or from any Governmental Authority, applicable to the Resource Area, the Facilities, or CED.

     1.23 "Law" means any constitution or treaty, any law, ordinance, decree, regulation, order, rule, judicial or arbitral decision and any voluntary restraint, policy or guideline not having the force of law, with which such party must reasonably comply, or any of the

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provisions of such Laws binding on or affecting the party referred to in the context in which the term is used.

     1.24 "Operating Budget" means an annual budget approved by CED pursuant to
Section 3.1.

     1.25 "Operations" means those operations delineated by Section 2 of the Operation and Maintenance Agreement.

     1.26 "Operations and Maintenance Agreement" means the Operations and Maintenance Agreement (BLM Project), dated the Effective Date, entered into by CED, COC and FPLE.

     1.27 "Permitted Assigns" means Permitted Assigns as defined in Section
12.7.

     1.28 "Permitted Liens" means Liens which are:

          (a) liens for taxes, assessments and governmental charges which are not delinquent and remain payable without penalty or are being contested in good faith by appropriate proceedings and for which adequate reserves, bonds or other security has been provided; and

          (b) purchase money security interests in real or personal property when the obligation secured is incurred for the purchase of such property and does not exceed one hundred per cent (100%) of the lesser of cost or fair market value thereof at the time of acquisition, and the security interest does not extend beyond the property involved; and

          (c) mechanics', materialmen's and similar liens which do not individually or in the aggregate materially interfere with the conduct of CED's business which are being contested in good faith and have not proceeded to judgment and for which a bond or other security has been posted; and

          (d) deposits or pledges to secure statutory obligations or appeals; release of mechanics' and materialmen's liens and similar attachments, stay of execution or injunction; performance of bids, tenders, contracts (other than for the repayment of borrowed money) or leases; or for purposes of like general nature in the ordinary course of its business; and

          (e)  any other Liens approved by CED.

     1.29 "Power Purchase Contract" means that certain Agreement dated February 1, 1985 between SCE and CGC (as assigned to CED) and that certain Interconnect Agreement dated as of December 15, 1988, between SCE and CED, in each case as the same may be modified or amended.

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     1.30  "Project" means the Facilities, the Resource Area and the associated rights to geothermal resources.

     1.31 "PURPA" means Public Utilities Regulation Policies Act of 1978, as amended.

     1.32 "Required Services" means the services described in Section 2.1 hereof.

     1.33 "Resource Area" means all real property described in Exhibit A to this Agreement, exclusive of the area on which the Facilities are located.

     1.34 "SCE" means Southern California Edison Company, a corporation organized and existing under the laws of the State of California.

     1.35 "Subordination Agreement" means the Operating Fee Subordination Agreement (Navy I) between COC and U.S. Bank Trust, National Association, as collateral agent of even date herewith.

     1.36 "Transmission Line" means that certain 230Kv overhead transmission line, including associated equipment, connecting the Facilities to SCE's Inyokern substation.

     1.37 "Unit" means any of the three single geothermal turbine generators of the Facilities.

     1.38 "Warranties" means the warranties by the contractor for the Facilities.

                                   ARTICLE 2

                   OPERATION AND MAINTENANCE; SUPPORT SERVICE

     2.1  Required Services.  During the term of this Agreement, commencing on
          -----------------
the date of this Agreement, COC shall, to the extent contemplated by the Operating Budget and the Drilling Program and Resource Management Plan, provide operation and maintenance services for the Project as described below (all of which constitute Required Services):

          (a) The following testing, permitting, reporting and recordkeeping services:

              (i) Review all testing of geothermal production wells and maintain all records regarding the geothermal reserves of the Resource Area as may reasonably be required by CED;

              (ii) Review all normal testing and recordkeeping of the Resource Area as is usual or advisable for maintenance of existing wells and for determining the necessity of drilling replacement wells, in accordance with general industry practice;

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              (iii) Select one or more individuals to act as liaison with the
BLM, SCE, CED, and FPLE with respect to all services to be rendered by COC under this Agreement;

              (iv) Provide CED and FPLE and any person designated by CED prompt notice of all events, occurrences, conditions and issues with respect to the Geothermal Resource of which COC shall become aware and which COC reasonably believes are material to, or are likely to have a material effect on, Operations;

              (v) Provide to CED analysis of reports, test data, and other information related to the Resource Area, as reasonably requested by CED from time to time; and

              (vi) Prepare not later than 90 days prior to the end of each calendar year, in connection with the preparation of the Operating Budget, the Drilling Program and Resource Management Plan with respect to (i) the management and development of the Resource Area, (ii) performance of its other services hereunder in substance and format acceptable to CED, (iii) a schedule of anticipated tests, including justification as to technical and scientific requirements and estimated costs of testing, (iv) a review of the actions taken hereunder during the preceding twelve (12) month period and (v) a forecast of drilling and maintenance activities, resource operations and required capital expenditures for the ensuing calendar year.

          (b) The following support services:

               (i) Maintain, as appropriate, third-party contracts for drilling geothermal wells;

              (ii) Provide adequate safety and security measures for the Resource Area, in coordination with CED, the BLM, SCE and FPLE; and

              (iii) Assist CED and FPLE in maintaining good community relations.

          (c) COC shall, to the extent contemplated by the Operating Budget and the Resource Management Plan, provide the following exploration, drilling, testing and injection services (all of which constitute Drilling Services):

              (i) Explore for new well sites, drill new wells, and complete, test, and make available new wells for tie in to the resource gathering systems for the Project; and

              (ii) Drill, test, workover, repair and make available new wells to the disposal system; and

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              (iii) Perform well workovers and related activities; and

              (iv) Perform all reservoir and resource management related services and reservoir engineering and geologic activities with respect to the field and sub-surface reservoir, including, without limitation, scheduling and supervising well testing, well surveys, maintaining production data bases, reservoir modeling, identifying candidates for well workovers, acid jobs, providing reports on resource availability, declines, production projections, targeting new wells, providing three dimensional models of the reservoir, maintaining and distributing maps, scheduling and supervising geologic geophysical and/or geochemical surveys.

     2.2 CED may by written notification to COC make changes in, additions to, or deletions from COC's Required Services or Drilling Services. COC shall thereafter perform its Required Services and Drilling Services in accordance with such notification, and the Operating Budget pursuant to Article 3 shall be increased or decreased by the estimated amount of the Direct Costs resulting from the change.

     2.3 If, as a result of an Emergency, COC reasonably believes it necessary to perform services outside the scope of the Operating Budget then in effect and COC is unable to obtain the prior approval of CED for such services, COC may perform such reasonably necessary services (except Drilling Services, unless such Drilling Services are needed to control blow-outs) so long as the Emergency continues. Payment of all costs including Direct Costs will be made as if the services were part of the Operating Budget then in effect, except to the extent COC shall provide notice of such Emergency to CED and FPLE as soon as is practical, together with a statement (including appropriate supporting documentation) for its services provided in connection therewith.

                                   ARTICLE 3

                                OPERATING BUDGET

     3.1 COC shall prepare a proposed annual budget for Required Services and Drilling Services itemizing separately for services described in Section 2.1 and more particularly described in the related Resource Management Plan. In preparing each proposed budget, COC shall take into account the amounts described in Section 4.2. The budgets shall be in format and substance acceptable to CED. Each proposed budget for Drilling Services will be accompanied by a written report describing drilling, steam gathering and related activities, recommendations on any actions necessary to maintain the Geothermal Reserve, and long-term projections on resource availability. The proposed budgets will be submitted for consideration and approval by CED in connection with the approval of CED's Budget (as defined in the CED Partnership Agreement) as more fully described in the CED Partnership Agreement. COC shall submit each proposed budget and related proposed Resource Management Plan to CED not later than ninety (90) days prior to the calendar year to which such budget relates.

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     3.2  COC shall perform all Required Services and Drilling Services in accordance with the Operating Budget and related Drilling Program and Resource Management Plan (except for Emergencies under Section 2.3). Should COC determine during the course of the year that it cannot in good faith perform the Required Services and Drilling Services within the Operating Budget, COC shall immediately notify CED. COC shall prepare a revised Operating Budget, together with any necessary supplementary materials, and submit them to CED within fifteen (15) days after determining the need for the revised Operating Budget. The Proposed revised Operating Budget shall be subject to approval in the manner described in Section 3.1.

     3.3 COC shall report to CED any variance of the $20,000 or ten percent (10%) or more between (a) actual expenditures for budgeted line items, and (b) budgeted expenditures for such line items on a year-to-date basis, within fifteen (15) days of the end of each calendar quarter and within fifteen (15) days of the determination by COC during the course of any quarter that such variance is likely to occur.

     3.4 COC shall make available to CED, at reasonable times, all records relating to the charges incurred in connection with COC's performance of COC's obligations under this Agreement.

                                   ARTICLE 4

                                    PAYMENT

     4.1  Compensation.  Subject to the constraints of the Operating Budget, CED
          ------------
shall pay COC as compensation for Required Services and Drilling Services performed under this Agreement, all Direct Costs plus the Annual Operating Fee.

     4.2  Direct Costs.  Direct Costs are the following:
          ------------

          (a) Costs for personnel reasonably assigned to work at the Resource Area, as well as additional personnel, including home office personnel as may be required by COC, together with related overhead costs calculated at COC's actual overhead rate. Personnel costs reimbursable hereunder shall include, but not be limited to, direct salaries and wages, overtime premiums, employer paid social security and unemployment insurance costs, insurance coverages required to be furnished by COC pursuant to Article 9, medical, hospital, dental, eye care, disability and life insurance coverages, employer retirement savings program contributions, and vacation, holiday and sick leave in accordance with COC's standard policies.

          (b) All other expenses reasonably incurred by COC at the Resource Area, including but not limited to materials, supplies, rental equipment and vehicles, subcontracted services, communication costs and spare parts, and any other cost or expense not otherwise

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reimbursed hereunder, including those in excess of the insurance coverage to be maintained by COC under Article 9 of this Agreement subject to the Operating Budget; excepting only those costs or expenses that are (a) due to the negligence or willful misconduct of COC or its employees, officers or agents;
(b) deductible from the insurance coverage to be maintained under Article 9 of this Agreement; or (c) due to replacement of items lost or stolen as a result of negligence in security, tracking or control by COC. COC may not, without the approval of CED, enter into any subcontract for the performance of the services set forth herein or for the supply of materials therefor having an aggregate value in excess of $50,000 in any calendar year; provided, however, that all
                                                 --------
items in an approved Operating Budget indicated as being subcontracted shall be deemed approved for purposes of this provision up to the amounts budgeted for such items.

     4.3  Annual Operating Fee.  CED shall pay to COC for the Required Services
          --------------------
and Drilling Services performed hereunder an annual operating fee (the "Annual Operating Fee") as follows: (i) $532,000 from the Effective Date through the first anniversary of the Commencement Date; (ii) $400,000 from the first anniversary of the Commencement Date through the second anniversary of the Commencement Date; and (iii) $334,000 for each year after the second anniversary of the Commencement Date. On or before June 30 and December 31 of each year, CED will pay to COC one-half of the Annual Operating Fee in arrears.

     4.4  Procedure for Payment.  COC shall submit all invoices for services
          ---------------------
performed under this Agreement to CED. All invoices for amounts within the Operating Budget shall be paid promptly by CED.

                                   ARTICLE 5

                                STANDARD OF CARE

     5.1 COC shall perform its obligations under this Agreement in conformance with applicable industry standards and in a good, workmanlike and commercially reasonable manner. COC will exercise such care, skill and diligence as a prudent business entity engaged in the business of managing and operating a geothermal power project would exercise for the advancement and protection of its own economic interests.

     5.2 All operation and maintenance services shall be performed in a manner designed to have the least possible adverse effect on the Resource Area and on the Facilities. Maintenance, overhauls and (to the extent possible) repairs or overhauls required as a result of unexpected events shall be scheduled with CED and FPLE so as to minimize interference with the operations of the Facilities.

     5.3 COC shall at all times keep, or cause to be kept, qualified personnel on the Project site, and shall pay all wages and benefits required by contract and by law. COC shall

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administer all matters relating to labor relations, working conditions, training, employee benefits, safety and related matters pertaining to its employees.

     5.4 CED understands that COC's management personnel for operations under this Agreement shall be assigned to the Facilities part-time as is reasonably necessary to satisfy COC's obligations under this Agreement, but may also be assigned to work on other projects in which COC or its affiliates are involved as equity participants and/or in which an affiliate of FPLE may have an interest. CED may make requests of COC to replace personnel deemed by CED to be inadequately experienced or otherwise unqualified to perform the Required Services, which request shall not be unreasonably refused.

     5.5 COC shall comply with, and cause the Resource Area and all Resource Area personnel to comply with, all applicable Governmental Requirements (including all requirements imposed by PURPA and FERC), the Power Purchase Contract, the BLM Lease pertaining to the Required Services, and the operating manuals provided for the Units.

     5.6 COC shall not, directly or indirectly, create, incur or permit to exist any lien on the Facilities, the Resource Area or any materials, equipment, services, supplies or other items supplied or procured by COC under this Agreement except for Permitted Liens.

                                   ARTICLE 6

              RESPONSIBILITIES OF OTHERS AND COOPERATION WITH FPLE

     6.1 CED shall obtain and maintain all permits and licenses necessary to allow COC to provide all services contemplated by this Agreement.

     6.2 CED grants to COC a limited license of certain rights under the Power Purchase Contract, the FERC Qualifying Facility Certification, the BLM Lease and other rights that CED has to the Facilities and the surrounding areas reasonably necessary to allow COC to perform the services contemplated by this Agreement. CED grants COC access to the Facilities as is necessary to perform the services under this Agreement.

     6.3 CED shall provide for COC's use in connection with COC's performance of its duties and obligations under this Agreement permanent furnished office facilities and a maintenance building.

     6.4 Inasmuch as COC must interface directly with parties other than CED in the performance of its obligations, CED shall, when requested by COC, exert its best efforts to secure the performance of such third parties for COC, including but not limited to the compliance with warranties, and the furnishing of information, assistance, or permission. Such third persons shall include, but are not limited to, the Navy, the BLM, SCE, and the

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FPLE. COC shall use its best efforts to cooperate with such third parties in the performance of its obligation under this Agreement.

                                   ARTICLE 7

                                 COC WARRANTIES

     7.1  Limited Warranty.  COC warrants that it will perform the Required
          ----------------
Services and Drilling Services in a good and workmanlike manner by qualified personnel in accordance with generally accepted sound operating and engineering practices for the maintenance of equipment and structures like the Facilities. COC shall assign to CED all warranties provided by manufacturers, contractors or vendors of spare parts provided for the Facilities, and shall pass on to CED copies of any such warranty. THERE ARE NO WARRANTIES, EXPRESS OR IMPLIED, WHICH EXTEND BEYOND THE DESCRIPTION ON THE FACE HEREOF.

     7.2  Warranty Period Remedies.  COC's limited warranty described in Section
          ------------------------
7.1 shall be for a period of twelve (12) months from the date such Required Services and Drilling Services were performed or such parts were put into service (the "Warranty Period"). Any claim by CED under the limited warranty must be made in writing promptly after such party is informed of the deficient Required Services and Drilling Services. COC's sole liability for breach of the limited warranty shall be, in the case of Required Services and Drilling Services, promptly to perform the defective services correctly free of charge and/or promptly to replace unfit or unqualified personnel.

     7.3  No Implied Warranties.  ANY IMPLIED WARRANTIES OF MERCHANTABILITY,
          ---------------------
QUALITY, SUITABILITY AND FITNESS ARE EXCLUDED. THERE ARE NO WARRANTIES WHICH EXTEND BEYOND THE DESCRIPTION ON THE FACE HEREOF. COC's limited warranty in
Section 7.1 is exclusive and in lieu of any other warranties, express or implied.

     7.4  No Additional Payments.  If work required to be performed pursuant to
          ----------------------
this Agreement must be performed, or personnel must be replaced due to a breach of the warranties contained in this Article 7 within the Warranty Period COC shall not be entitled to be paid under this Agreement for any and all costs incurred in performing its limited warranty hereunder.

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                                   ARTICLE 8

                             SUSPENSION OF SERVICES

     8.1 CED may suspend all or a part of the services to be performed by COC under this Agreement by written notice to COC, for any of the following reasons:

          (a) Force Majeure causes as set forth in Paragraph 12.1, or any other reason beyond the control and not the fault of COC as Field Operator that causes shutdown of the Facilities or Resource Area for a period of more than 20 consecutive calendar days or for more than 30 days in any 60 day period.

          (b) Inability of the Facility or the Resource Area to properly operate for any reason including but not limited to unavailability of geothermal resource in sufficient quality or quantity, malfunction of equipment, unavailability of materials, equipment, supplies or labor, or structural defects.

          (c) SCE's inability or refusal to accept power from the Facilities.

          (d) BLM activities or restrictions which prohibit economical operation of the Facilities or the Resource Area.

          (e) Failure of COC to perform Required Services, Drilling Services or Emergency Services in accordance with the standards set forth in Article 5 of this Agreement.

     8.2 Upon receipt of notice of suspension from CED, COC shall continue to perform its non-suspended services under this Agreement at such personnel staffing and performance levels as are prudently dictated by the circumstances. COC shall have the right during any such suspension to terminate the employment of any of its personnel. Any cost of reemployment for the performance of services under this Agreement shall be payable as a Direct Cost under Section 4.2.

     8.3 Except in connection with Section 8.1(e), in the event of suspension, CED shall continue to pay COC all compensation in accordance with Article 4, unless it is determined that (a) such suspension will extend for more than 30 calendar days or (b) that such suspension is the result of a default by COC as described in Article 10. In the event of (a), CED shall compensate COC for costs associated with winding down and restarting the operation and maintenance activities to the extent provided for in the Operating Budget.

     8.4 COC may, by giving 30 days written notice to CED, suspend all or a part of its services under this Agreement if CED shall fail to make any payment when due as required under Article 4, provided that no such suspension shall occur if the required payment is made

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within the notice period and except for any Operating Fees which are not paid on account of the Subordination Agreement.

                                   ARTICLE 9

                                   INSURANCE

     9.1 COC shall procure and maintain in force the insurances listed below, which shall contain waivers of subrogation with respect to loss or damage resulting from COC's performance under this Agreement;

          (a) Comprehensive general liability coverage, including bodily injury, physical damage, and automobile liability, in the amount of $5,000,000 combined single limit.

          (b) California Workers' Compensation coverage in statutory form and amount.

          (c) Such additional insurance as may be reasonably required by CED from time to time.

     9.2 COC shall provide to CED such evidence of the required insurance as CED may reasonably specify.

     9.3 Each of the required policies shall be endorsed to provide that the party requiring the insurance be given thirty (30) days advance notice of cancellation or material change.

     9.4 Each of the required insurances shall be primary insurance for all purposes and shall be so endorsed.

                                   ARTICLE 10

                                  TERMINATION

     10.1 COC may terminate its performance under this Agreement upon six months' written notice to CED. CED may terminate COC's performance under this Agreement upon six months' written notice to COC. Should such termination occur, COC shall be paid for its services to the date of termination in accordance with Article 4 (including any costs payable under Section 10.3) less any out-of-pocket costs incurred by CED in obtaining a replacement operator to perform the services contemplated by this Agreement.

     10.2 If either party commits a material breach of its obligations under this Agreement, the other party (hereinafter the "Non-Defaulting Party") may give such party in

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default (hereinafter the "Defaulting Party") a written notice describing such breach in reasonable detail and, if the breach is remediable, demanding that the Defaulting Party cure it. If the breach is not remediable, the Defaulting Party shall be in default under this Article 10. If the breach is remediable, and the Defaulting Party does not cure the breach within thirty (30) days after its receipt of such notice or, if the breach is such that it can be cured but not within such period of time, does not promptly commence action which is calculated to cure such breach within a reasonable period of time and thereafter diligently pursue such action to completion, then the Defaulting Party shall be deemed to be in default under this Article 10. Upon a default under this Article 10:

          (a) If the Defaulting Party is CED, then COC shall have the right to terminate this Agreement by written notice to CED, without prejudice to any remedies at law or in equity that are available to COC by reason of CED's default. In addition, the costs reasonably incurred by COC in effecting termination in accordance with the terms of this provision, including severance pay and relocation costs for any terminated employees, shall be paid to COC.

          (b) If the Defaulting Party is COC, then CED may suspend COC's Performance under this Agreement and engage a third party to perform the services COC is obligated to perform under this Agreement until such time as COC is able to resume performance. If, within 30 days of such suspension, COC demonstrates to the reasonable satisfaction of CED that it is able to perform fully under this Agreement, and to compensate CED for all costs, losses or damages incurred which arise from COC's prior incomplete performance or failure to perform, then COC shall be reinstated under this Agreement with full powers and rights as it had prior to the suspension. If COC shall not be reinstated under the Agreement as contemplated in the preceding sentence, then CED shall have the right to terminate this Agreement by written notice to COC, effective immediately upon such notice, without prejudice to any remedies at law or in equity that are available to CED by reason of COC's default.

     10.3 If a default is not cured as provided in Section 10.2, the Non-Defaulting Party may elect to suspend performance hereof on a month-by-month basis rather than terminate the Agreement. If the Non-Defaulting Party suspends performance, the Defaulting Party may remedy such default during the period of suspension and pay the Non-Defaulting Party its losses or damages, plus interest at the rate of 10% per annum. Upon the remedy of such default and payment of such damages to the Non-Defaulting Party, such default shall cease to exist and the Non-Defaulting Party may not terminate this Agreement unless the Defaulting Party commits a separate material breach of this Agreement which permits termination pursuant to this Article. The remedy provided by this Section 10.3 is in addition to other remedies provided elsewhere in this Agreement.

     10.4 Subject to the applicable provisions of other documents entered into by the parties, either party may terminate this Agreement by written notice to the other party if the

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

latter party (a) commences a voluntary proceeding under any federal or state bankruptcy, insolvency or reorganization law, or (b) has such a proceeding filed against it and fails to have such proceeding stayed or vacated within 30 days, or (c) upon the end of any such stay, fails to have such involuntary proceeding vacated within 30 days thereafter, or (d) admits the material allegations of any petition in bankruptcy filed against it, or (e) is adjudged bankrupt, or (f) makes a general assignment for the benefit of its creditors, or if a receiver is appointed for all or a substantial portion of such party's assets and is not discharged within 30 days after his appointment. Any termination of this Agreement pursuant to this Section 10.4 shall be considered to be by reason of anticipatory breach of contract, and such termination shall be without prejudice to any rights the terminating party may have by reason of such anticipatory breach.

     10.5 If SCE terminates the Power Purchase Contract because of an uncured default of the Power Purchase Contract that was the result of COC's gross negligence or willful misconduct, then this Agreement shall be terminated effective upon termination of the Power Purchase Contract.

     10.6 In case of a termination pursuant to this Article 10, CED and COC shall arrive at a schedule for a transition period, at the end of which COC shall be relieved of its obligations under this Agreement. During the transition period, COC shall cooperate with any party appointed to be replacement field operator to ensure a smooth transition of service. In addition, COC shall arrange for the transfer to CED of any permits and licenses for the Facility or any resource development activities in connection therewith held in the name of COC. In case of a termination, COC shall be entitled to the termination and demobilization payments contemplated by this Article 10, unless the termination results from a default by COC as defined in this Article 10, in which case no termination or demobilization payments shall be due to COC under this Agreement.

     10.7 Subject to earlier termination pursuant to the terms of this Article 10, the term of this Agreement shall expire on December 31, 2009.

                                   ARTICLE 11

                                INDEMNIFICATION

     11.1 Each party shall defend, indemnify, and hold harmless the other from and against all claims, demands, liability, loss, suit, judgment, cost, damage or expense incurred or suffered by the indemnified party (including the cost of investigating, analyzing and defending such matters, and including court costs and reasonable attorneys' fees) relating to, resulting from or arising out of acts or omissions of the indemnifying party and connected in any way with its performance under this Agreement, whether or not insured against, except to the extent caused by the gross negligence of the party otherwise indemnified. The gross indemnity granted herein shall include indemnity for damage to property or to the environment and for injury to or death of any person, including employees of COC or CED. "Acts or omissions" of a party shall include acts or omissions of lower tier subcontractors, suppliers, or others operating within the scope of authorization of such party.

     11.2 Where one party is obligated under this or other Articles to indemnify another, such obligations shall extend to the partners and affiliates of the party indemnified, and to directors, officers, agents, and employees of any of them.

                                   ARTICLE 12

                            MISCELLANEOUS PROVISIONS

     12.1 Any delay or stoppage of work due to any of the following causes shall constitute a Force Majeure event for such a period as such obligations cannot be performed: acts of God, fire, flood, earthquake, explosion, riot, war, sabotage, terrorism, or governmental acts and decrees. However, such delay or stoppage shall not constitute a Force Majeure event if such event is caused by the active or passive negligence or the intentional acts or omissions of the delayed party. The delayed party shall recommence the performance of its obligations as promptly and expeditiously as possible following any such delay or stoppage. If any such Force Majeure event continues for 45 days, either party may terminate this Agreement in accordance with the provisions of Article 10, including without limitation the provisions regarding payment to COC of termination and demobilization payments.

     12.2 Any controversy between COC and CED or claim of either COC or CED arising out of or related to this Agreement, or the breach thereof, shall first be referred to the management of COC and management committee of CED for resolution. If agreement cannot be reached, the parties may pursue other means for resolving the dispute.

     12.3 Any notice, demand or request provided for in this Agreement shall be in writing and shall be deemed properly served, given or made if delivered in person or upon five days after being dispatched by registered or certified mail, postage prepaid, to the entities specified below:


If to CED:     Caithness Energy Developers
               c/o Caithness Coso Holdings, LLC
               c/o Caithness Energy, L.L.C.
               1114 Avenue of the Americas
               New York, New York 10036
               Attn:  President

If to COC:     Caithness Operating Company LLC
               c/o Caithness Energy, L.L.C.
               1114 Avenue of the Americas
               New York, New York 10036
               Attn:  President

If to FPLE:    FPL Energy Operating Services, Inc.
               700 Universe Boulevard
               Juno Beach, Florida 33408
               Attn: Vice President - Operations

Any party may at any time by written notice to all other parties designate different or additional entities or different addresses for the giving of these notices.

     Further, all consents and approval required by this Agreement shall be in writing, sent as any notice would be under this section 12.3; provided, however, that in case of Emergency, approvals or consents may be made by telefax or other similar means.

     12.4 During the term of this Agreement, COC acting in its capacity under this Agreement shall act as an independent contractor of CED, not as a partner or joint venturer. No party shall be the agent or have a right or power to bind any other party without its express consent.

     12.5 The captions and headings appearing in this Agreement are inserted merely to facilitate reference and shall have no bearing upon the interpretation of this Agreement.

     12.6 This Agreement shall be governed by the laws of the State of California respecting contracts made and to be performed in the State of California.

     12.7 This Agreement shall inure to the benefit of and be binding upon the parties hereto and any other persons or entities to which either of them may assign or transfer their rights and/or obligations hereunder in accordance herewith (such persons or entities collectively the "Permitted Assigns"). Neither party may assign its rights or delegate its obligations under this Agreement, except by prior written approval of the parties; provided, however, that CED shall have the right to assign its rights under this Agreement without consent to any lender or lenders in connection with any financing secured by the Facilities.

     12.8 Wherever possible each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under any applicable law in any jurisdiction, such provision shall be ineffective to the extent of such prohibition or invalidity, without prohibiting or invalidating the remainder of such provision or the remaining provisions of this Agreement in such jurisdiction, and without affecting the validity of such provision or the remaining provisions of this Agreement in any other jurisdiction.

     12.9 No failure to exercise and no delay in exercising, on the part of either party, any right, power or privilege in this Agreement shall operate as a waiver of such right, power or privilege. The rights and remedies of this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

     12.10 This Agreement sets forth the entire Agreement and understanding between the parties and supersedes and replaces all prior written agreements and negotiations and oral understandings, if any, with respect to this Agreement, including, without limitation, that certain Amended and Restated Field Operation and Maintenance Agreement (BLM), dated December 16, 1992, by and between Coso Hotsprings Intermountain Power, Inc., and California Energy Company, Inc., as amended. This Agreement may not be amended without the written consent of CED.

     12.11 COC agrees that it does not and shall not discriminate against or segregate any applicant or employee, or group of applicants or employees, on account of race, color, religion, sex, national origin, disability, or status as a disabled veteran or veteran of the Vietnam era. Further, unless this Agreement is exempted by statute, rules, or regulations, the following clauses are incorporated herein by reference and are binding on COC: (a) "Equal Employment Opportunity Clause," paragraphs one (1) through seven (7), set forth at Section 202 of Executive Order 11246, as amended by Executive Order 11375, 41 C.F.R. 60-1.4, (applicable to contract exceeding $10,000); (b) "Affirmative Action for Disabled Veterans and Veterans of the Vietnam Era Clause," set forth at 41 C.F.R. 60-250.4 (applicable to contracts exceeding $10,000); and (c) "Affirmative Action for Handicapped Worker Clause," set forth at 41 C.F.R. 60-
741.4 (applicable to contract exceeding $2,500).

                                  END OF PAGE

      IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the day and year first above written.


                                  COSO ENERGY DEVELOPERS,
                                  a California general partnership

                                  By:   New CHIP Company, LLC,
                                        a Delaware limited liability company,
                                        its Managing General Partner

                                        By: /s/ Christopher T. McCallion
                                            ---------------------------------
                                                Christopher T. McCallion
                                                Executive Vice President

                                  By:   Caithness Coso Holdings, LLC,
                                        a Delaware limited liability company,
                                        its General Partner

                                        By: /s/ Christopher T. McCallion
                                            ---------------------------------
                                                Christopher T. McCallion
                                                Executive Vice President

                                  COSO OPERATING COMPANY LLC,
                                  a Delaware limited liability company


                                  By:/s/ Christopher T. McCallion
                                     ----------------------------------------
                                  Its:  Executive Vice President
                                      ---------------------------------------

                                   EXHIBIT A

                           REAL PROPERTY DESCRIPTION

Lots 1 through 4 inclusive of Section 19; and the East half of Section 19; and the East half of the West half of Section 19; all of Sections 20 and 29; Lots 1 through 4 inclusive of Section 30; and the East half of Section 30; and the East half of the West half of Section 30, all in Township 22 South, range 39 East, M.D.M., in the County of Inyo, State of California according to the official plat thereof.